Supplement to the Application
The Prudential Insurance Company of America
Pruco Life Insurance Company
A subsidiary of The Prudential Insurance Company of America
No. ________________________________________

A Supplement to the Application for a variable contract in which _______________________
___________________________is named as the proposed Insured.

I BELIEVE THIS CONTRACT MEETS MY INSURANCE NEEDS AND
FINANCIAL OBJECTIVES. I ACKNOWLEDGE RECEIPT OF A CURRENT
PROSPECTUS FOR THE CONTRACT. I UNDERSTAND THAT THE
CONTRACT’S VALUE AND DEATH BENEFIT MAY VARY DEPENDING
ON THE CONTRACT’S INVESTMENT EXPERIENCE. YES  NO 

An illustration of values is available upon request.

Date       Signature of Applicant

ORD 86218-90